                                                                   EXHIBIT 10.17
                                                                   -------------

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


     AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Borg-Warner Security Corporation, a Delaware corporation (the "Company"), and John Edwardson (the "Executive"), dated as of the 26th day of March, 1999.

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated February 23, 1999 (the "Original Agreement"), providing for the Company's employment of Executive pursuant to the terms therein stated; and

     WHEREAS, Executive and the Board of Directors of the Company (the "Board") deem it to be in Executive's and the Company's best interests to amend and restate the Original Agreement in its entirety by substituting for all terms thereof the terms set forth herein;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period. As used herein, the phrase "Employment Period" shall mean the period beginning with the Executive's commencement of employment with the Company on March 1, 1999 (the "Commencement Date"), and ending three years from the Commencement Date; provided, however, that on any anniversary of the Commencement Date at which time the then remaining Employment Period is two years, the Employment Period shall automatically be extended by an additional year so that as a result of such extension the then remaining Employment Period will be three (3) years. Notwithstanding the foregoing, the Employment Period shall terminate on the first to occur of any of the events described in Section 4 of this Agreement.

     2.   Position and Duties.

     (a) During the Employment Period , the Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board.

     (b) During the Employment Period, the Executive shall be nominated to serve as a member of the Board, subject to the Executive's election in accordance with the By-Laws of the Company. The Executive shall be elected to serve as Chairman of the Board not later than December 31, 1999.

     (c) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not interfere with the performance of his responsibilities as an executive employee of the Company in accordance with this Agreement or violate the provisions of Section 8 of this Agreement.

     (d) The Executive's services shall be performed primarily at the Company's headquarters in Chicago, Illinois, and shall require business travel commensurate with Executive's responsibilities.

     3.   Compensation.

     (a) Base Salary. During the Employment Period, the Executive shall receive a base salary (the "Annual Base Salary") at the annual rate of $750,000. The Annual Base Salary shall be payable in accordance with the Company's payroll practices for key executives as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

     (b)  Annual Bonus.

          (i) In addition to the Annual Base Salary, for each calendar year or portion of a calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus (the "Annual Bonus") pursuant to the Company's annual cash bonus program. The Annual Bonus for each calendar year during the Employment Period shall be based on achievement of performance goals established by the Compensation Committee of the Board for senior management, as reflected in the minutes of the Compensation Committee of the Board during 1998, such that (i) if the minimum performance goals are achieved, the Annual Bonus shall be a total
     -------
     of $300,000, (ii) if the targeted performance goals are achieved, the
                              --------
     Annual Bonus shall be increased by $300,000, for an aggregate of $600,000, and (iii) if the maximum goals are achieved or exceeded, the Annual Bonus
                      -------
     shall be increased by an additional $200,000, for an aggregate of $800,000; provided that Executive's Annual Bonus for the calendar year 1999 shall in no event be less than $500,000.

          (ii) Each Annual Bonus shall be paid in a single cash lump sum no later than 60 days after the end of the period for which the Annual Bonus is awarded or the achievement of the performance goals is determined by the Compensation Committee of the Board, whichever is later. Except for any Annual Bonus payable with respect to calendar year 1999, the Annual Bonus, if any, payable to Executive for any period that is less than an entire calendar year shall be prorated to reflect the portion of such calendar year in which Executive was employed by the Company. During the Employment Period, the Annual Bonus shall be reviewed for possible increase at least annually. Any increase in the Annual Bonus shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Bonus shall not be reduced after any such increase, and the term "Annual Bonus" shall thereafter refer to the Annual Bonus as so increased.

          (iii) Notwithstanding Section 3(b)(ii) above, the Company shall have the right to defer all or a portion of the $500,000 minimum Annual Bonus payable to Executive under Section 3(b)(i) above with respect to calendar year 1999 (the "Guaranteed Bonus") in accordance with the terms and conditions set forth in this Section 3(b)(iii). If, after taking into account Executive's "applicable employee remuneration" (as defined in Internal Revenue Code Section 162(m)(4)) with respect to calendar year 1999 other than the Guaranteed Bonus, the Company shall determine that any portion of the Guaranteed Bonus would, if paid at the time prescribed in
     Section 3(b)(ii) above, not be deductible by the Company by reason of Internal Revenue Code (S)162(m), the Company shall have the right to defer payment of all or any part of such non-deductible portion (collectively the "Deferred Bonus") in accordance with this Section 3(b)(iii). The Deferred Bonus, together with interest thereon as prescribed by the last sentence of this Section 3(b)(iii) (the "Deferred Amount"), shall be paid in installments, commencing on December 31, 2001, and continuing on each December 31 thereafter until the Deferred Amount has been paid in full. Each installment payment of the Deferred Amount shall equal the positive excess, if any, of (i) the annual deduction limitation under Internal
             ------
     Revenue Code (S)162(m) with respect to the calendar year within which such installment payment is to be made over (ii) Executive's "applicable
                                       ----
     employee remuneration" (determined without regard to any payment under this
     Section 3(b)(iii)) with respect to such calendar year. Notwithstanding the above, the remaining unpaid balance of such Deferred Amount shall be paid in full to the Executive (or to his designated beneficiary in the event of his death) in a lump sum not later than sixty (60) days following the first to occur of (A) the date on which Executive is no longer a "covered employee" within the meaning of Internal Revenue Code (S)162(m); or (B) a Change in Control of the Company. For purposes of this Section 3(b)(iii), the Deferred Amount shall be credited with "interest" thereon during the period beginning March 1, 2000, and ending on the date of payment, at a rate equal to the Certificate Rate as defined in Section 4.1 of the Company's Series 1998-1 Supplement to Pooling and Servicing Agreement dated December 31, 1998, compounded quarterly; provided however that in the event
                                              ----------------
     the Certificate Rate is no longer available, the Deferred Amount shall thereafter be credited with "interest" at LIBOR plus 30 basis points, or at such other rate of return as shall be agreed between the Executive and the Compensation Committee of the Board. The Company may, but shall not be required to, set aside funds in a grantor trust or otherwise to provide for such payment, but the Executive's rights to such deferred compensation shall at all times be as a general creditor of the Company, and he shall have no right to or other interest in any such funds set aside by the Company.

     (c)  Equity Compensation.

          (i) Stock Option. Upon the execution of this Agreement, the Executive shall be a granted a non-qualified stock option to purchase 400,000 shares of the Company's common stock. The exercise price for such option shall be based on the average of the opening and closing price of the Company's common stock on such date. Such option shall have a term of thirteen (13) years, and shall become exercisable in three equal annual installments on each of the first three anniversaries of the date of this Agreement, and shall include such other terms and conditions as are set forth in the written stock option agreement to be entered into between the Company and Executive. To the extent this option is granted other than pursuant to a shareholder approved incentive plan, the Executive agrees not to exercise such option, to the extent any such exercise would give rise to a deduction limitation for the Company under Internal Revenue Code
     (S)162(m), prior to the earliest to occur of (A) the Executive is no longer a "covered employee" within the meaning of Internal Revenue Code (S)162(m);
     (B) a Change in Control of the Company; or (C) the six (6) month period immediately prior to the expiration of the term of the option. The Company shall take such reasonable efforts as may be necessary to cause any shares to be issued in connection with such option to be registered under the Federal Securities Act of 1933, as amended, or under applicable state securities laws, or to secure an appropriate exemption from such registration.

          (ii) Performance Shares. Upon the Commencement Date, the Company shall award 100,000 Performance Shares to the Executive under the Company's 1999 Stock Incentive Plan (the "Plan"), which is subject to approval by the Company's shareholders. The Performance Shares shall entitle the Executive to a payment under the terms of the Plan upon the attainment of performance targets previously set by the Compensation Committee of the Board for senior management for the three-year period ending December 31, 2000, as reflected in the minutes of the Compensation Committee of the Board during 1998, and shall include such other terms and conditions as are set forth in the written Performance Share Award to be entered into between the Company and Executive on the date of grant thereof. The Company agrees to award to the Executive an additional 100,000 Performance Shares not later than the end of the first quarter, March 31, 2000. Such additional Performance Shares shall vest upon the attainment of the performance targets established by the Compensation Committee of the Board for senior management at the time of such award for the three-year period ending December 31, 2002.

          (iii) Restricted Shares. Upon the execution of this Agreement, the Company shall award 100,000 shares of restricted stock to the Executive. The restricted shares shall vest in five equal annual installments of 20,000 shares, commencing on the first anniversary of the date of this Agreement, and shall include such other terms and conditions as are set forth in the written Stock Award to be entered into between the Company and Executive. The Company shall take such reasonable efforts as may be necessary to cause any shares to be issued in connection with such award to be registered under the Federal Securities Act of 1933, as amended, or under applicable state securities laws, or to secure an appropriate exemption from such registration.

          (iv) In the event that (1) Executive's employment is terminated by reason of his death or Disability, by the Company without Cause, or by Executive for Good Reason, or (2) upon a Change in Control of the Company, any unvested option shares, performance shares, or restricted shares awarded under this Section 3(c) shall vest in full at the time of such termination or Change in Control. In the event that Executive's employment is terminated by the Company with Cause, or by Executive without Good
                                  ----                        -------
     Reason, any unvested option shares, performance shares, or restricted shares awarded under this Section 3(c) shall be forfeited by Executive for no consideration. Following a termination of Executive's employment, Executive's option shall be exercisable for a period of (1) two-years from the date of termination in the event of a termination due to death, Disability, by the Company without Cause, or by Executive with Good Reason, and (2) 90-days from the date of termination in the event of a termination by Executive without Good Reason or a upon a termination of employment by the Company for Cause, in either case not beyond the original term of such option.

          (v) Executive shall be eligible to receive future grants under the Company's stock incentive programs consistent with, and in a manner appropriate to, awards made to other senior executives of the Company.

     (d) Supplemental Benefit Compensation. The Company will make contributions, at times consistent with normal Company practice, of not less than $165,000 annually, to a tax-deferred annuity for Executive of a type substantially equivalent to those currently provided to senior executive's of the Company.

     (e)  Other Benefits.  During the Employment Period:

          (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior management; and

          (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior management.

     (f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

     (g) Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation, the use of a Company-provided car of the Executive's choice, tax and financial planning services, and payment of annual dues, assessments and expenses at one country club and one dinner club selected by the Executive, in each case on the terms and conditions as are in effect for other senior management of the Company from time to time or, if not made available to other senior management, on terms and conditions that are determined by the Compensation Committee of the Board to be fair and reasonable.

     (h) Deferred Compensation. Notwithstanding anything to the contrary herein, Executive may elect to defer the payment of all or any portion of his Annual Base Salary or Annual Bonus for any calendar year during the Employment Period, provided that before the first day of the calendar year with respect to which such Annual Base Salary or Annual Bonus relates, he notifies the Company in writing of his election to do so. Any compensation that is so deferred shall accrue "interest" at the rate described in Paragraph 3(b)(iii) hereof, or at such other rate of return as shall be agreed between the Executive and the Compensation Committee of the Board at the time the deferral election is made. Any such deferred compensation, together with the accrued interest or other deemed earnings thereon, shall be paid to the Executive in cash upon the termination of his employment with the Company in a single lump sum or, if so specified in the deferral election, in up to five equal annual installments. The Company may, but shall not be required to, set aside funds in a grantor trust or otherwise to provide for such payment, but the Executive's rights to such deferred compensation shall at all times be as a general creditor of the Company, and he shall have no right to or other interest in any such funds set aside by the Company. Notwithstanding the preceding sentence, in the event of a Change in Control of the Company (as defined below), the Company shall pay to Executive the aggregate amount of compensation deferred under this Paragraph 3(h) not later than thirty (30) days following the effective date of such Change in Control.

     4.   Termination of Employment.

     (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that
(i) the Executive has been unable, for a period of six months, or for a total of 180 days in any given period of twelve months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and
(ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's guardian or legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive is able to, and does, return to full-time performance of the Executive's duties before the Disability Effective Date.

     (b)  By the Company.

          (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means Executive has
     (A) been convicted of, or pleaded guilty or nolo contendere to, a felony involving theft or moral turpitude, or (B) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties, resulting, in either case, in material economic harm to the Company; provided, however, that an act or failure to act on the part of the Executive shall be considered "willful" if it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company and in accordance with the policies of the Board, and no act or omission will constitute Cause unless the Company has given reasonable written notice thereof to Executive and he then fails to promptly remedy the act or omission.

          (ii) A termination of employment by the Company for Cause shall be effectuated by giving the Executive written notice ("Notice of Termination for Cause") of the termination, setting forth the conduct of the Executive that constitutes Cause. Except as provided in clause A of Section 4(b)(i) above, a termination of employment by the Company for Cause shall be effective on the date when the Notice of Termination for Cause is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

          (iii) A termination of the Executive's employment by the Company without Cause shall be effected by giving the Executive written notice of the termination.

     (c)  By the Executive.

          (i) The Executive may terminate employment for Good Reason. "Good Reason" means:

               A. the assignment to the Executive of any duties inconsistent in any respect with Executive's position, including status, offices, titles and reporting relationships, authority, duties, or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties, or responsibilities, excluding any isolated, immaterial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Executive;

               B. any failure by the Company to provide compensation and benefits to the Executive as described in this Agreement, other than isolated, immaterial, and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Executive;

               C. receipt by the Executive of notice of non-renewal of the automatic evergreen feature of the Employment Period; or

               D. failure by the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 calendar days after a Change in Control of the Company; or

               E. failure of the Company to elect the Executive as a director of the Company at its annual shareholder meeting scheduled for April 20, 1999; or

               F. failure of the Board of Directors of the Company to elect the Executive Chairman of the Board on or before December 31, 1999; or

               G. the Executive being required to relocate to a principal place of employment more than thirty-five (35) miles from his current place of employment without his consent; or

               H. any other material breach by the Company of its obligations to Executive under this Agreement; or

               I. should there be a Change in Control of the Company (as defined below), a termination by the Executive, at his own initiative, for any reason during the 30-day period immediately following the end of the three (3) month period (or such shorter transition period to which the Company may in its discretion consent) immediately following the date of the Change in Control.

          For purposes of this Agreement, "Change in Control" means the happening of any of the following events:

               (1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A),
          (B) and (C) of subsection (3) of this Section 4(c)(i); or

               (2) A change in the composition of the Board such that the individuals who, as of the first day of the Employment Period, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 4(c)(i), that any individual who becomes a member of the Board subsequent to such date, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a two-thirds (2/3) of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

               (3) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
          (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                 (4) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth the conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

          (iii) Executive may, by at least 30 days prior written notice, voluntarily terminate this Agreement, without liability by virtue of such termination at any time without Good Reason.

     (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement; provided, that the foregoing shall not mean that a notice purporting to be a Notice of Termination for Cause pursuant to clause A of Section 4(b)(i) that fails to comply with said clause A will be treated as a valid Notice of Termination for Cause.

     (e) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason is effective, or the date on which the Company gives the Executive notice of a termination of employment without Cause or the Executive gives the Company not less than thirty (30) days prior written notice of a termination of employment without Good Reason, as the case may be.

     5. Obligations of the Company upon Termination and/or a Change in Control.

     (a) Termination by Company Other Than for Cause; Voluntary Termination for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, death, or Disability, or the Executive terminates his employment for Good Reason, the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall provide the continuing benefits described in subparagraph (ii) below. The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

          (i)  The amounts to be paid in a lump sum as described above are:

               A. The Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall equal the sum of (l) any portion of the Executive's Annual Base Salary and supplemental benefit compensation payable pursuant to Section 3(d) of this Agreement through the Date of Termination that has not yet been paid; (2) an amount equal to the product of the Annual Bonus the Executive would have received for the year of termination if all goals had been achieved at the targeted level (as such term is used in clause (ii) of
                          ---------
          Section 3(b) above to calculate bonuses under the Company's annual bonus plan) multiplied by a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination and the denominator of which is 365; (3) any accrued but unpaid vacation pay; and (4) any accrued but unpaid Annual Bonus relating to the calendar year prior to the year in which such termination occurs; and

               B.  Severance pay equal to the sum of (1) the Annual Base Salary,
          (2) the Annual Bonus and (3) the annual supplemental benefit compensation which, absent termination, that would have been payable to Executive pursuant to Sections 3(a), (b) and (d) of this Agreement as if Executive were still employed hereunder during the period commencing on the Date of Termination and ending on the last day of the then current Employment Period (as determined under Section 1 hereof without regard to any further automatic extensions occurring after the effective date of such termination (the "Severance Pay Period"). For purposes of this Section 5(a)(i)(B), the amounts payable under the preceding sentence shall be based on the amounts in effect as of the Date of Termination, prorated to reflect any partial years during the Severance Pay Period; provided that the Annual Bonus shall be based on the Annual Bonus that would otherwise have been paid to Executive under Section 3(b) for the year of termination if all goals had been achieved at the targeted level (as such term is used in
                                         ---------
          clause (ii) of Section 3(b) above).

          (ii) During the Severance Pay Period, Executive and/or the Executive's family shall be provided with benefits at least as favorable as those that would have been provided to them under clause (ii) of Section 3(e) of this Agreement if the Executive's employment had continued through the end of Severance Pay Period; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this
     Section 5(a)(ii) may be made secondary to those provided under such other plan.

     (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period , the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall provide the benefits described in subparagraph (ii) below.

          (i)  The amounts to be paid in a lump sum as described above are:

                A. The Company shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable; and

                B. Severance pay equal to the sum of (1) the Annual Base Salary,
          (2) the Annual Bonus and (3) the annual supplemental benefit compensation which, absent termination, that would have been payable to Executive pursuant to Sections 3(a), (b) and (d) of this Agreement as if Executive were still employed hereunder during the period commencing on the Date of Termination and ending on the first anniversary thereof. For purposes of this Section 5(b)(i)(B), the amounts payable under the preceding sentence shall be based on the amounts in effect as of the Date of Termination, prorated to reflect any partial years during the Severance Pay Period; provided that the Annual Bonus shall be based on the Annual Bonus that would otherwise have been paid to Executive under such Section 3(b) for the year of termination if all goals had been achieved at the targeted level (as
                                                            ---------
          such term is used in clause (ii) of Section 3(b) above).

          (ii) During the one year period following the Executive's termination of employment due to death or Disability, Executive and/or the Executive's family, as the case may be, shall be provided with benefits at least as favorable as those that would have been provided to them under clause (ii) of Section 3(e) of this Agreement if the Executive's employment had continued through the end of such one year period; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(b)(ii) may be made secondary to those provided under such other plan.

     (c) Cause; Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, or if the Executive terminates his employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the sum of (i) the Annual Base Salary through the Date of Termination, and (ii) any accrued but unpaid Annual Bonus relating to the calendar years prior to the year in which such termination occurs, in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement.

     (d) Change in Control. If, during the two (2) year period following a Change in Control of the Company, either the Company terminates the Executive's employment other than for Cause, death, or Disability, or the Executive terminates his employment for Good Reason, the Company shall pay the amounts and provide the benefits described in Sections 5(a)(i) and (ii) above to the Executive at the time and in the amounts determined under Section 5(a), provided
                                                                        --------
that the Severance Pay Period as used in subparagraphs 5(a)(i)(A) and 5(a)(ii)
----
shall, for purposes of this Section 5(d), be a period of three (3) years.

     (e) In the event that the Executive becomes entitled to the payments and benefits provided under this Section 5 and/or any other payments or benefits in connection with a Change in Control or termination of the Executive's employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (collectively, the "Payments"), if any of the Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay the Executive, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) the Payments shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Executive shall notify the Company of any audit or review by the Internal Revenue Service of the Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of the Executive's receipt of notification of such audit or review. In addition, the Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

     6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     7. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5(a)(ii) and 5(b)(ii) of this Agreement, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     8.   Confidential Information; Noncompetition.

     (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

     (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(b): (i) the "Noncompetition Period" means the period beginning with the Commencement Date and ending on the last day of the Employment Period (as determined under
Section 1 hereof without regard to any automatic extensions occurring after the effective date of the termination of Executive's employment), plus, if the Executive's employment is terminated by the Company for Cause or voluntarily by the Executive other than with Good Reason, plus two years after the end of the Employment Period; (ii) a "Competitive Activity" means any business or other
endeavor whose primary business is to   provide guard, alarm or armored
transport protective services or courier services, or related security or staffing services; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period and thereafter in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

     9. Arbitration; Attorneys' Fees. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Illinois, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, that in the case of any contest in which the Executive seeks to obtain any relief from the Company pursuant to this Agreement, such fees and expenses shall be paid by the Company only if the Executive obtains a substantial portion of the relief he seeks; and provided, further, that in the case of any action brought by the Company to enforce any provision of Section 8 of this Agreement, such fees and expenses shall be paid by the Company only if it fails to obtain a substantial portion of the relief it seeks. The Company further agrees to reimburse Executive for reasonable professional fees and related expenses incurred in the negotiation and preparation of this Agreement, but not in excess of the amount of legal fees paid by the Company to its outside counsel in the preparation and negotiation of this Agreement.

     10.  Successors.

     (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     11.  Miscellaneous.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:
     -------------------

     John Edwardson
     747 Sheridan Road
     Wilmette, IL   60091

     If to the Company:
     -----------------

     Borg-Warner Security Corporation
     200 South Michigan Avenue
     Chicago, Illinois 60604
     Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     (e) The failure of the Executive or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

     (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, including but not limited to the Original Agreement.

     (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                   EXECUTIVE:
                                   /s/ John A. Edwardson
                                   ---------------------------------------------


                                   BORG-WARNER SECURITY CORPORATION

                                   By /s/ Robert E. T. Lackey
                                     -------------------------------------------
                                     Name:  Robert E. T. Lackey
                                     Title: Vice President and General Counsel